PRICING SUPPLEMENT No. T2060 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 Dated April 27, 2021

Credit Suisse AG $1,595,500 Trigger Securities

Linked to the Performance of the Russell 1000® Value Index due April 30, 2026

Principal at Risk Securities

Investment Description
These Trigger Securities (the “Securities”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Russell 1000® Value Index (the “Underlying”). The Securities will rank pari passu with all of our other senior unsecured obligations. If the Underlying Return is greater than zero, Credit Suisse will pay a cash payment equal to the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Underlying Return. If the Underlying Return is less than or equal to zero and the Final Underlying Level is at or above the Downside Threshold, Credit Suisse will pay the full Principal Amount at maturity. However, if the Final Underlying Level is below the Downside Threshold, Credit Suisse will pay you a cash payment that is less than the Principal Amount, if anything, resulting in a percentage loss on your investment equal to the Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Underlying Level to the Final Underlying Level, and could lose all of your initial investment. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.
Features	Key Dates
❑ Contingent Repayment of Principal at Maturity: If the Underlying Return is less than or equal to zero and the Final Underlying Level is not below the Downside Threshold, Credit Suisse will pay you the Principal Amount at maturity. However, if the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you an amount less than your full Principal Amount, if anything, resulting in a loss of your principal that is proportionate to the full depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
Trade Date	April 27, 2021
Settlement Date	April 30, 2021
Final Valuation Date*	April 27, 2026
Maturity Date*	April 30, 2026
*	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE UNDERLYING FROM THE INITIAL UNDERLYING LEVEL TO THE FINAL UNDERLYING LEVEL. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering
This pricing supplement relates to Securities linked to the performance of the Russell 1000® Value Index. The Initial Underlying Level and Downside Threshold for the Securities are listed below. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Initial Underlying Level	Downside Threshold	CUSIP	ISIN
Russell 1000® Value Index	1549.097	1095.986 (Approximately 70.75% of the Initial Underlying Level)	22551F814	US22551F8142

Credit Suisse currently estimates the value of each $10 principal amount of the Securities on the Trade Date is $9.58 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Performance of the Russell 1000® Value Index due April 30, 2026	$1,595,500	$10	$55,842.50	$0.35	$1,539,657.50	$9.65

(1) UBS Financial Services Inc. will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.35 per $10 principal amount of Securities. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying Supplement dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

♦	Product Supplement No. I-B dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

♦	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Securities and the owner of any beneficial interest in the Securities, amend the Securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement and, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Securities involve risks not associated with conventional debt Securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to the full depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.

♦	You are willing to forgo any dividends paid on the equity securities included in the Underlying.

♦	You are willing to hold the Securities to maturity as stated on the cover hereof, and you accept that there may be little or no secondary market for the Securities.

♦	You believe that the level of the Underlying will increase over the term of the Securities.

♦	You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦	You do not seek current income from your investment.

♦	You understand and accept the risks associated with the Underlying.

♦	You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and you understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You seek an investment designed to provide a full return of principal at maturity.

♦	You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may be exposed to the full depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.

♦	You prefer to receive the dividends paid on the equity securities included in the Underlying.

♦	You are unable or unwilling to hold the Securities to maturity as stated on the cover hereof, or you seek an investment for which there will be an active secondary market for the Securities.

♦	You believe that the level of the Underlying will decline during the term of the Securities and the Final Underlying Level is likely to be less than the Downside Threshold on the Final Valuation Date.

♦	You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦	You prefer the lower risk, and, therefore, accept the potentially lower returns of conventional debt securities with comparable maturities issued by Credit Suisse or another issuer with a similar credit rating.

♦	You seek current income from your investment.

♦	You do not understand or accept the risks associated with the Underlying.

♦	You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Securities. For more information on the Underlying, see “Historical Information” in this pricing supplement.

Key Terms
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Security
Term	Five years. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust the Final Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.
Underlying	Russell 1000® Value Index
Downside Threshold	Approximately 70.75% of the Initial Underlying Level, as specified on the cover of this pricing supplement.
Payment at Maturity (per Security)

If the Underlying Return is greater than zero, Credit Suisse will pay you a cash payment calculated as follows:

$10 + ($10 × Underlying Return)

If the Underlying Return is equal to or less than zero and the Final Underlying Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you a cash payment of:

$10

If the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you a cash payment calculated as follows:

$10 + ($10 × Underlying Return)

In this case, you could lose up to all of your Principal Amount in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Initial Underlying Level	The Closing Level of the Underlying on the Trade Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The Closing Level of the Underlying on the Final Valuation Date.
Closing Level	The Closing Level of the Underlying on any trading day will be the closing level of the Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.
Final Valuation Date	April 27, 2026, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.”
Maturity Date	April 30, 2026, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.” If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Events of Default:

With respect to these Securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•     a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP / ISIN	22551F814 / US22551F8142

Investment Timeline
The Closing Level of the Underlying (Initial Underlying Level) is observed and the Downside Threshold is determined.

The Final Underlying Level and Underlying Return are determined on the Final Valuation Date.

If the Underlying Return is greater than zero, Credit Suisse will pay you a cash payment per Security equal to:

$10 + ($10 × Underlying Return)

If the Underlying Return is equal to or less than zero and the Final Underlying Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you a cash payment per Security equal to $10.

If the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you a cash payment per Security equal to:

$10 + ($10 × Underlying Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE ABILITY OF CREDIT SUISSE TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

Supplemental Terms of the Securities

For purposes of the Securities offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level
Valuation Date	Final Valuation Date

Key Risks

An investment in the offering of the Securities involves significant risks. This section describes material risks relating to an investment in the Securities. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Securities. If the Final Underlying Level is less than the Downside Threshold, you will be fully exposed to any depreciation in the Underlying from the Initial Underlying Level to the Final Underlying Level and will incur a loss proportionate to the Underlying Return. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Securities and you could lose your entire investment. It is not possible to predict whether the Final Underlying Level will be less than the Downside Threshold, and in that case, by how much the Final Underlying Level will decrease in comparison to the Initial Underlying Level. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Securities, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Securities to be less at maturity than it is at the time you invest. An investment in the Securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The probability that the Final Underlying Level will be less than the Downside Threshold will depend on the volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level could be less than the Downside Threshold, indicating a higher expected risk of loss on the Securities. The terms of the Securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the Securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

♦	The Securities do not pay interest — We will not pay interest on the Securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Underlying. Because the Payment at Maturity may be less than the amount originally invested in the Securities, the return on the Securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦	The stated payout from the Issuer applies only if you hold the Securities to maturity — The value of the Securities prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your Securities prior to maturity in the secondary market, your return may be less than the Underlying Return and you may receive less than your initial investment amount even if the level of the Underlying is greater than the Downside Threshold at that time. The stated payout on the Securities, including the application of the Downside Threshold, applies only if you hold the Securities to maturity.

♦	The U.S. federal tax consequences of an investment in the Securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Securities, possibly retroactively.

Risks Relating to the Underlying

♦	The investment strategy represented by the Underlying may not be successful — The Russell 1000® Value Index is designed to measure the full performance of companies included in the Russell 1000® Index that exhibit relatively strong value characteristics and relatively weak growth characteristics and a portion of the performance of companies with more balanced value and growth characteristics. There is, however, no assurance that the Russell 1000® Value Index will outperform any other index or strategy that tracks U.S. stocks selected using other criteria. A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks. However, the value characteristics referenced by the Russell 1000® Value Index may not be accurate predictors of undervalued stocks, and there is no guarantee that undervalued stocks will appreciate. In addition, the Russell 1000® Value Index’s selection methodology includes a bias against stocks with strong growth characteristics, and stocks with strong growth characteristics might outperform stocks with weak growth characteristics. It is possible that the stock selection methodology of the Russell 1000® Value Index will adversely affect its return and, consequently, the level of the Russell 1000® Value Index and the value of your Securities.

♦	No ownership rights relating to the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying.

♦	No dividend payments or voting rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying. Further, the performance of the Underlying will not include these dividends or distributions and does not contain a “total return” feature.

Risks Relating to the Issuer

♦	The Securities are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Securities.

Risks Relating to Conflicts of Interest

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Securities, including in instruments related to the Underlying. We, any dealer or any of our or their respective or our affiliates may also trade instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect our payment to you at maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

♦	Unpredictable economic and market factors will affect the value of the Securities — The payout on the Securities can be replicated using a combination of the components described in “The estimated value of the Securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the Securities at issuance and the value of the Securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the Securities;

o	interest and yield rates in the market generally;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlying or markets generally and which may affect the levels of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	The estimated value of the Securities on the Trade Date is less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the Securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your Securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the Securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately four months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦	Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Hypothetical Examples of How the Securities Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate Payments at Maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. The actual terms are set forth on the cover of this pricing supplement and under “Key Terms” above. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Five years
Downside Threshold:	70.75% of the hypothetical Initial Underlying Level

Example 1 — The level of the Underlying increases by 10% from the Initial Underlying Level to the Final Underlying Level. The Underlying Return is greater than zero, and the Payment at Maturity is calculated as follows:

Underlying Return = 10%

Payment at Maturity = $10 + ($10 × 10%) = $11

Because the Underlying Return is equal to 10%, the Payment at Maturity is equal to $11 per $10 Principal Amount of Securities, resulting in a total return on the Securities of 10%.

Example 2 — The level of the Underlying decreases by 20% from the Initial Underlying Level to the Final Underlying Level. The Underlying Return is negative, and the Payment at Maturity is calculated as follows:

Underlying Return = -20%

Payment at Maturity = $10

Because the Underlying Return is less than zero, but the Final Underlying Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you a Payment at Maturity equal to $10 per $10 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 3 — The level of the Underlying decreases by 60% from the Initial Underlying Level to the Final Underlying Level. The Underlying Return is negative, and the Payment at Maturity is calculated as follows:

Underlying Return = -60%

Payment at Maturity = $10 + ($10 × -60%) = $4

Because the Underlying Return is less than zero and the Final Underlying Level is less than the Downside Threshold, the Securities will be fully exposed to any decline in the level of the Underlying as of the Final Valuation Date. Therefore, the Payment at Maturity is equal to $4 per $10 Principal Amount of Securities, resulting in a total loss on the Securities of 60%.

If the Final Underlying Level is less than the Downside Threshold, the Securities will be fully exposed to any decline in the Underlying, and you will lose a significant portion or all of your Principal Amount at maturity.

Hypothetical Payment at Maturity (per Security).

The table below illustrates, for a $10 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the Securities will depend on the Final Underlying Level. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Underlying Return	Return on the Securities	Payment at Maturity (per Security)
100%	100%	$20
90%	90%	$19
80%	80%	$18
70%	70%	$17
60%	60%	$16
50%	50%	$15
40%	40%	$14
30%	30%	$13
20%	20%	$12
10%	10%	$11
0%	0%	$10
−10%	0%	$10
−20%	0%	$10
−29.25%	0%	$10
−30%	−30%	$7
−40%	−40%	$6
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the Securities or instruments that are similar to the Securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a Security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a Security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the Security. Such gain or loss should be long-term capital gain or loss if you held the Security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the Securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the Securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Securities, provided that (i) income in respect of the Securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Securities and representations provided by us, our counsel is of the opinion that the Securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

If withholding tax applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Underlying

All information contained in this pricing supplement regarding the Underlying, including, without limitation, its make up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE Russell. The Underlying is calculated, maintained and published by FTSE Russell. FTSE Russell has no obligation to publish, and may discontinue the publication of the Underlying.

The Underlying is reported by Bloomberg under the ticker symbol “RLV.”

The Underlying measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted and historical growth. The Russell 1000® Index measures the performance of the large-cap segment of the U.S. equity universe. It is a subset of the Russell 3000® Index and includes approximately 1,000 of the largest securities based on a combination of their market cap and current index membership. The Russell 1000® Index represents approximately 92% of the U.S. market. For more information about the Russell 1000® Index, see “The Reference Indices—The FTSE Russell Indices—The Russell Indices” in the accompanying underlying supplement. For purposes of this pricing supplement, all references to the Russell Indices contained in the accompanying underlying supplement are deemed to include the Russell 1000® Index.

Determining Style

FTSE Russell uses a “non-linear probability” method to assign stocks to the Underlying and the Russell 1000® Growth Index (the “Growth Index”), an index that measures the capitalization-weighted price performance of the Russell 1000 Stocks determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted and historical growth. FTSE Russell uses three variables in the determination of value and growth. For value, book-to-price (B/P) ratio is used, while for growth, two variables—I/B/E/S forecast medium-term growth (2-year) and sales per share historical growth (5-year)—are used. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). The I/B/E/S, or International Brokers’ Estimation System, forecast medium-term growth is a forecast composed of earnings estimates looking forward two years and is derived from collected industry participant estimates rather than directly from any historical data. These forecasts may be speculative and/or based on incomplete information.

First, the stocks included in the Russell 1000® Index (the “Russell 1000 Stocks”) are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are then converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. Next, these units are combined to produce a composite value score (“CVS”).

The Russell 1000 Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the Underlying and the Growth Index. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Underlying will have an 80% weight in the Growth Index). Style index assignment for non-pricing vehicle share classes will be based on that of the pricing vehicle and assigned consistently across all additional share classes.

Stock A, in the figure below, is a security with 20% of its available shares assigned to the Underlying and the remaining 80% assigned to the Growth Index. The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the Underlying and the Growth Index will always equal its market capitalization in the Russell 1000® Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Underlying and the Growth Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Underlying. Stocks falling between the first and third quartile breaks are included in both the Underlying and the Growth Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Underlying or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one style index, its weight is increased to 100% in that index.

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is less than or equal to +/- 0.10 and if the company remains in the Russell 1000® Index, then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth (negative I/B/E/S growth is valid), or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the Russell 1000® Index Industry Classification Benchmark industry, subsector or sector group into which the company falls. Each missing (or negative B/P) variable is substituted with the mean value score of the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

Index Calculation

The weight of a stock included in the Underlying is equal to its weight in the Russell 1000® Index multiplied by its value weight or “probability”. Constituent stocks of the Russell 1000® Index are weighted by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by FTSE Russell. Adjustments to shares are reviewed quarterly (including at reconstitution) and for major corporate actions such as mergers. Total shares and adjustments for available shares are based on information recorded in SEC corporate filings.

Except as otherwise described herein, the Underlying follows the methodology described in “The Reference Indices—The FTSE Russell Indices—The Russell Indices” in the accompanying underlying supplement. For purposes of this pricing supplement, all references to the Russell Indices contained in the accompanying underlying supplement are deemed to include the Underlying.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing levels of the Underlying from January 4, 2016 through April 27, 2021. The closing level of the Russell 1000® Value Index on April 27, 2021 was 1549.097. The solid red line on the graph represents the Downside Threshold. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Securities.

For additional information about the Russell 1000® Value Index, see “The Underlying” herein.

Historical Information

Historical Performance of the Russell 1000® Value Index

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.35 per $10 principal amount of Securities. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated April 1, 2021 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on April 1, 2021. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated April 1, 2021, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on April 1, 2021. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.